Exhibit 99.2

Fitters Unaudited Balance Sheet as of

	June 30, 2025	June 30, 2024
	(in thousands)
Current Assets
Cash and cash equivalents	$849	$301
Inventories	1,593	1,363
Accounts receivables	1,364	1,952
Deferred Tax	75	26
Prepaid & other current assets	1,048	819
	4,930	4,461

Investments And Other Assets
Property, plant and equipment, net	107	110
ROU Asset	429	409
Investment assets	72	69
	608	587

Total Assets	$5,538	$5,049

Current Liabilities
Trade payables	$1,025	$725
Accrued and other current liabilities	11	126
	1,037	851
Non-current Liabilities
Lease liability
Deferred income tax liability
	-	-
Stockholders Equity
Common Stock	667	636
Preferred Stock
Additional paid-in capital	-	-
Accummulated other comprehensive loss	-	-
Accummulated deficit	3,835	3,562
Total Stockholders' Equity	4,501	4,198

Total liabilities and stockholders' equity	$5,538	$5,049

Fitters Unaudited Statement of Operations for the Three Months Ended

	June 30, 2025	June 30, 2024
	(in thousands)

Revenues
Sales Revenue	$501	$365
Clinical Trial Supply
Revenues	501	365

Cost of Sales	415	294
General & administrative	109	119
Research and development
Operating Loss	(22)	(48)

Other income (expense), net	70	57
Loss before taxes	47	9

Income tax benefit
Income tax expense
Net loss	$47	$9

Basic and diluted earnings per common share:
Net loss per share, continuing operations – basic and diluted	$0.02	$0.00
Weighted average common shares outstanding - basic & diluted	3,000,000	3,000,000